                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 10)



                            Psychemedics Corporation
                   -------------------------------------------
                                (Name of Issuer)


                         Common Stock - $.005 Par Value
                   -------------------------------------------


                                    744375106
                   -------------------------------------------
                                 (CUSIP Number)






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CUSIP NO.  744375106                SCHEDULE 13G

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Werner A. Baumgartner
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)   [ ]
                                                                    (b)   [X]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER

                               75,850
  NUMBER OF            --------------------------------------------------------
   SHARES              (6)     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                     1,275,562
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                               75,850
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               1,275,562
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,351,412
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                       [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.1%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------



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CUSIP NO.  744375106                SCHEDULE 13G

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Annette Baumgartner
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)   [ ]
                                                                    (b)   [X]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION


-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER

                               0
  NUMBER OF            --------------------------------------------------------
   SHARES              (6)     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                     1,275,562
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                               0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               1,275,562
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,275,562
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                       [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.8%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


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                       SECURITIES AND EXCHANGE COMMISSION


                                  SCHEDULE 13G

                                AMENDMENT NO. 10


Item 1(a)    Name of Issuer:  Psychemedics Corporation

      (b)    Address of Issuer's Principal Executive Offices:

                   1280 Massachusetts Avenue
                   Cambridge, Massachusetts  02138

Item 2(a)    Name of Person Filing:  Werner and Annette Baumgartner

      (b)    Address of Principal Business Office or, if none, Residence:

                   5832 Uplander Way
                   Culver City, CA 90230

      (c)    Citizenship:  USA

      (d)    Title of Class of Securities, Common Stock, $.005 par value

      (e)    CUSIP NUMBER:  744375106

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   Not Applicable

Item 4       Amount Beneficially Owned:

             Dr. Baumgartner is the beneficial owner of options to acquire 75,850 shares of Common Stock of the issuer. Dr. and Mrs. Baumgartner are trustees of a family trust, a charitable trust and a medical fund trust which own an aggregate of 1,275,562 shares of Common Stock of the issuer. The Baumgartners together own an aggregate of 1,351,412 shares of Common Stock of the issuer, representing 6.1% of the outstanding shares of the issuer.



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Item 5       Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
             Company:

             Not Applicable

Item 8       Identification and Classification of Members of the Group:

             This Schedule 13G is being filed by Werner and Annette Baumgartner. Dr. and Mrs. Baumgartner each expressly disclaims beneficial ownership of the securities held by the other, and each disclaims the existence of a group.

Item 9       Notice of Dissolution of Group:

             Not Applicable

Item 10      Certification

             Not Applicable



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     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                     February 13, 1998
                                     ----------------------------------------
                                     Date


                                     /s/ Werner A. Baumgartner
                                     ----------------------------------------
                                     Signature


                                     Werner A. Baumgartner
                                     ----------------------------------------
                                     Name/Title


                                     /s/ Annette Baumgartner
                                     ----------------------------------------
                                     Signature


                                     Annette Baumgartner
                                     ----------------------------------------
                                     Name/Title







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